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                                                                    EXHIBIT 99.1

Lamar Advertising Company
5551 Corporate Blvd.
Baton Rouge, LA 70808

Company Contact:  Keith Istre, CFO
                  (225) 926-1000


                          Lamar Announces $250 Million
                           Convertible Notes Offering


     BATON ROUGE, La - (BUSINESS WIRE) --- July 28, 1999 --- Lamar Advertising Company (NASDAQ: LAMR) announced that it has commenced an offering of $250,000,000 of Convertible Notes through Goldman Sachs & Co., Deutsche Banc Alex. Brown, Morgan Stanley Dean Witter and Salomon Smith Barney as underwriters. The proceeds of the Convertible Notes will be used to pay existing bank debt.

     Lamar previously announced a holding company restructuring to provide additional financing flexibility. The Convertible Notes are planned to be issued by the new holding company.

     As earlier reported, Lamar has agreed to purchase the outdoor advertising business of Chancellor Media Outdoor Advertising Corporation for $700 million in cash and 26,227,273 shares of Lamar Class A Common Stock, subject to satisfaction of certain closing conditions. Lamar expects to fund the cash portion of the purchase price with bank loans under a new credit facility which it expects to put in place.

     The offering of the Convertible Notes is being made only by means of a prospectus, a copy of which may be obtained from any of the underwriters. The sale of the Convertible Notes is expected to take place on or about August 9, 1999.

     Lamar Advertising Company is a leading outdoor advertising company currently operating 107 outdoor advertising companies in 36 states, logo franchises in 20 states and the province of Ontario, Canada and 23 transit advertising franchises in nine states.